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                                                  November 24, 1998



TeleBanc Financial Corporation
1111 North Highland Street
Arlington, Virginia 22201

Ladies and Gentlemen:


       We have acted as counsel for TeleBanc Financial Corporation, a Delaware corporation (the "Company"), in connection with the registration of 649,750 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"), pursuant to a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), which are available for issuance pursuant to and in accordance with the TeleBanc Financial Corporation 1994 Stock Option Plan (the "Stock Option Plan").


       Based upon our examination of the originals or copies of such documents, corporate records, certificates of officers of the Company and such other instruments as we have deemed necessary, and upon the laws as presently in effect, we are of the opinion that the Shares of Common Stock have been duly authorized for issuance by the Company and, upon issuance and delivery in accordance with the terms of the Stock Option Plan, will be fully paid and non-assessable.


       We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Sincerely,

                                   /s/ Shaw, Pittman, Potts & Trowbridge

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                                   Shaw, Pittman, Potts & Trowbridge